Registration No. 333-203796
File No. 811-23052

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒

Pre-Effective Amendment No.	□

Post-Effective Amendment No. 7	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 9	☒

OPPENHEIMER GLOBAL MULTI-ASSET GROWTH FUND (Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924 (Address of Principal Executive Offices) (Zip Code)

(303) 768-3200 (Registrant’s Telephone Number, including Area Code)

Cynthia Lo Bessette, Esq. OFI Global Asset Management, Inc. 225 Liberty Street, New York, New York 10281-1008 (Name and Address of Agent for Service)

It is proposed that this filing become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A (File No. 333-203796) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of replacing Exhibit 99(j) to such Registration Statement. Accordingly, this Post-Effective Amendment No. 7 consists only of a facing page, this explanatory note, and signature page of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 7 does not change the form of any prospectus, statement of additional information, or Part C included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 7 shall become effective upon filing with the SEC.

Oppenheimer Global Multi-Asset Growth Fund

Post-Effective Amendment No. 7

Registration Statement No. 333-203796

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99(j)	Independent Registered Public Accounting Firm’s Consent

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 7 to Registration Statement No. 333-203796 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 10th day of April, 2018.

Oppenheimer Global Multi-Asset Growth Fund

By:	/s/ Arthur P. Steinmetz*
Arthur P. Steinmetz
Trustee, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

Signatures	Title	Date

Brian F. Wruble*	Chairman of the Board of Trustees	April 10, 2018
Brian F. Wruble

Arthur P. Steinmetz*	Trustee, President and Principal Executive Officer	April 10, 2018
Arthur P. Steinmetz

Brian S. Petersen*	Treasurer, Principal Financial & Accounting Officer	April 10, 2018
Brian S. Petersen

Beth Ann Brown*	Trustee	April 10, 2018
Beth Ann Brown

Edmund P. Giambastiani, Jr.*	Trustee	April 10, 2018
Edmund P. Giambastiani, Jr.

Elizabeth Krentzman	Trustee	April 10, 2018
Elizabeth Krentzman

Mary F. Miller*	Trustee	April 10, 2018
Mary F. Miller

Joel W. Motley*	Trustee	April 10, 2018
Joel W. Motley

Joanne Pace*	Trustee	April 10, 2018
Joanne Pace

Daniel S. Vandivort*	Trustee	April 10, 2018
Daniel S. Vandivort

*By:	/s/ Taylor V. Edwards
Taylor V. Edwards, Attorney-in-Fact

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Global Multi-Asset Growth Fund:

We consent to the use of our report, dated December 21, 2017, with respect to the financial statements and financial highlights of Oppenheimer Global Multi-Asset Growth Fund as of October 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 23, 2018